Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Optimum Communications, Inc.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$300,000,000.00	0.0001381	$41,430.00

Total Transaction Valuation:		$300,000,000.00
Total Fees Due for Filing:				$41,430.00
Total Fees Previously Paid:				0.00
Total Fee Offsets:				0.00
Net Fee Due:				$41,430.00

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Offering Note(s)

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the offer to purchase by CSC Investments II LLC, a wholly owned subsidiary of the Registrant, of up to $300,000,000.00 in value of shares of Class A Common Stock, par value $0.01 per share.

Calculated at $138.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2026, issued October 22, 2025. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.